UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Section 240.14a-12
Professional Holding Corp.
(Exact name of Registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

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Herbert Martens, Jr.
Chairman of the Board
April 26, 2022

Dear Shareholder:

You are cordially invited to attend the 2022 Virtual Annual Meeting of Shareholders of Professional Holding Corp., which will be held on May 25, 2022, beginning at 10:00 a.m., Eastern Time. Due to the continuing public health impact of the COVID-19 pandemic, as well as to support the health and well-being of our shareholders and employees, our Annual Meeting will be a “virtual meeting” of shareholders, which will be conducted exclusively via an online Microsoft Teams Meeting. You will be able to participate in the Annual Meeting, vote your shares, and submit your questions during the meeting. The attached Notice of Virtual Annual Meeting and Proxy Statement describe in detail the matters to be acted on at the meeting.

Whether or not you plan to attend the meeting, we encourage you to cast your vote on the proposals to be considered at our annual meeting by completing the enclosed Proxy Card and returning it to us. This will ensure that your preferences will be expressed on the matters that will be considered at the annual meeting. If you submit your Proxy Card and attend virtually, you may change your vote at the meeting. We must receive your Proxy Card no later than 11:59 p.m., Eastern Time, on Wednesday, May 24, 2022 to be counted.

The year 2021 was a successful year of growth and loan origination for our organization. So far, 2022 has ushered in my appointment as Chairman and Abel Iglesias’ appointment as Chief Executive Officer. The Board is committed to continue our growth, improve profitability, and create increased shareholder value. Our Board and our long standing management team are engaged and prepared to make the difficult decisions that will allow the Company to achieve its strategic goals.. On behalf of the Board of Directors and all the team and Professional Holding Corp., I wish to thank you for your support and interest.

Sincerely,

/s/ Herbert Martens, Jr.

Herbert Martens, Jr.
Chairman of the Board
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

BUSINESS	TIME

(1) Elect four Class II and one Class III director nominees to the Board of Directors;	10:00 a.m., local time, May 25, 2022

PARTICIPATE IN VIRTUAL MEETING
(2) Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and
The 2022 Annual Meeting of Shareholders live via Microsoft Teams. If you were a shareholder of record on March 21, 2022, or you hold a valid proxy for the Annual Meeting, you may attend live at https://proholdco.com/shareholdermeeting and vote online at the Annual Meeting.

(3) Transact other business properly coming before the meeting or any postponement or adjournment of the meeting.
VOTING
RECORD DATE
Shareholders as of the close of business on March 21, 2022, are entitled to notice of, attend, and vote at the meeting. A list of these shareholders will be available at the Annual Meeting and for 10 days before the Annual Meeting between the hours of 9 a.m. and 5 p.m., Eastern Time, at our principal executive offices at 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134.
Your vote is important. You are urged to vote your shares as soon as possible even if you plan to participate in the virtual Annual Meeting. Information about how to vote your shares via the Internet, by telephone, or by signing, dating and returning your proxy card can be found at:

Use the Internet address on the proxy card to vote online;
Use the toll-free number on the proxy card, if you received one to vote telephonically; or
Mark, sign, and date the proxy card and return in the enclosed postage-paid envelope.
By Order of the Board of Directors Herbert Martens, Jr. Chairman Coral Gables, Florida Friday, April 26, 2022

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PROXY STATEMENT

We are providing these Proxy Materials in connection with the solicitation by the Board of Directors (the “Board”) of Professional Holding Corp., a Florida corporation, of proxies to be voted at our 2022 Annual Meeting of Shareholders and at any adjournments or postponements of the Annual Meeting.

We will hold our 2022 Annual Meeting on May 25, 2022, beginning at 10:00 a.m.., Eastern Time. Due to the continuing public health impact of the COVID-19 pandemic, as well as to support the health and well-being of our shareholders and employees, our Annual Meeting will be a “virtual meeting” of shareholders, which will be conducted exclusively via an online Microsoft Teams Meeting.

In this Proxy Statement, we refer to Professional Holding Corp. as the “Company,” “we,” or “us” and to the 2022 Annual Meeting as the “Annual Meeting.”

VOTING INFORMATION

Who can vote?

All shareholders of record at the close of business on the record date of March 21, 2022, are entitled to receive these Proxy Statement and to vote at the Annual Meeting. On that date, there were 13,569,059 shares of our Class A Voting Common Stock outstanding and entitled to vote held by approximately 327 shareholders of record.

How do I vote my shares?

Shares held in your name as the shareholder of record may be voted at the Annual Meeting. Shares you beneficially own that are held of record by a broker, trustee, or other nominee may be voted at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. If you cast your vote at the Annual Meeting it will supersede any previous votes that you submitted.

How can I vote my shares without attending the Virtual Annual Meeting?

Whether you hold shares directly as a shareholder of record or beneficially, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by mail, the Internet, or by telephone. Instructions are on the proxy card.

Whether you provide voting instructions by the Internet or by telephone, or vote by mail, you are designating certain individuals to vote on your behalf as your legal Proxy. We have designated Abel Iglesias and Mary Usategui each as a proxy. The proxies will vote all valid voting instructions and proxy cards that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

What is the deadline for voting my shares?

If you hold shares as the shareholder of record, then your vote by proxy must be received before 11:59 p.m., Eastern Time, on May 24, 2022 (the day before the Annual Meeting). If you are the beneficial owner of shares held through a broker, trustee, or other nominee, please follow the instructions provided by your broker, trustee, or other nominee.
1

What is being voted upon?

You are being asked to vote on four Class II nominees for election to the Board of Directors for a three-year term and one Class III nominee for election for a one-year term, and to ratify our appointment of Ernst & Young LLP as our independent registered accounting firm for 2022.

How does the Board recommend that I vote?

Our Board recommends that you vote your shares as follows:

●	FOR each of the nominees for election to the Board; and

●	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters to be presented at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting, the holders of the proxies (those persons named on your proxy card) will have the discretion to vote on those matters for you.

How many votes does each share have?

Each share of our Class A Voting Common Stock has one vote. For the proposals scheduled to be voted upon at the Annual Meeting, withheld votes on directors, abstentions, and shares held by a broker that the broker fails to vote are all counted to determine a quorum but are not counted for or against the matters being considered.

How many votes are required to have a quorum?

In order for us to conduct the Annual Meeting, a majority of the shares entitled to vote must be virtually present in or by proxy.

How many votes are required to elect directors and ratify Ernst & Young LLP’s appointment?

Directors are elected (Proposal No. 1) by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. Votes withheld have no legal effect.

The appointment of Ernst & Young LLP (Proposal No. 2) will be ratified if the affirmative votes cast by the shareholders present or represented at the Annual Meeting and entitled to vote on the proposal exceed the votes cast in opposition.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

Many of our shareholders hold their shares through a broker, trustee or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the “shareholder of record.” As the shareholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote at the Annual Meeting

Beneficial Owner. If your shares are held in a brokerage account, by a trustee, or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to virtually attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares of record, giving you the right to vote the shares at the Annual Meeting.

How will my voting instructions be treated?

If you provide specific voting instructions, your shares will be voted as instructed.

If you are the shareholder of record and sign and return a proxy card without giving specific voting instructions, then your shares will be voted as recommended by our Board.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee has discretion to vote your shares on a particular proposal and you do not give instructions to that nominee on how you want your shares voted, then your nominee can vote your shares only on certain “routine” matters. At our Annual Meeting, only Proposal No. 2 to ratify Ernst & Young LLP is considered routine, which means that your broker, trustee, or other nominee can vote your shares on Proposal No. 2 if you do not timely provide instructions to vote your shares.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, and that nominee does not have discretion to vote your shares on a particular proposal and you do not give your broker instructions on how to vote your shares, then the votes will be considered broker nonvotes. A “broker nonvote” will be treated as unvoted for purposes of determining approval for a proposal and will have the effect of neither a vote for nor a vote against the proposal.

Can I change my vote?

If you are a shareholder of record, you may revoke your proxy by submitting a later proxy or by written request received by our Corporate Secretary before the Annual Meeting. If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you should review the information provided to you by the holder of record that explains how to revoke previously given instructions.

Who pays for soliciting proxies?

Proxies will be solicited from our shareholders by mail or e-mail. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors and officers and other employees may make solicitations personally or by telephone, mail, or e-mail. Our directors and officers and other employees will receive no additional compensation for any such solicitations.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Our Board is divided into three classes, designated Class I, Class II, and Class III. At the Annual Meeting, the shareholders will elect four Class II directors and one Class III director, as indicated below. Each of the nominees is currently serving as a member of the Board. Unless instructed otherwise, the proxies will vote each valid voting instruction and proxy card for the election of the nominees as directors.

If a nominee is unable to serve, the shares represented by all valid proxies that have not been revoked will be voted for the election of a substitute as the Board may recommend, or the Board may by resolution reduce the size of the Board to eliminate the resulting vacancy. At this time, the Board knows of no reason why any nominee might be unable to serve.

If the director nominees are elected, the Board will not have any vacancies. Brokers do not have discretion to vote on this proposal without your instructions. If you do not instruct your broker how to vote on this proposal, your broker will deliver a broker nonvote on this proposal.

The following paragraphs provide information as of the date of this Proxy Statement about each nominee and each incumbent director not standing for re-election in the categories of age, positions held, principal occupation, and business experience. While the following paragraphs note certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, we also believe that each nominee and incumbent director not standing for re-election has a reputation for integrity, honesty, and adherence to high ethical standards and that each has demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders.

Class II Nominated for Election (terms to expire at the 2025 Annual Meeting)

Abel L. Iglesias (age 59) has served as a director of the Company and Professional Bank (the “Bank”) and as Company since 2016, he has served as the President and Chief Executive Officer of both the Company and the Bank since February 2022, he has been President of the Bank since 2016 and served as the Bank’s Chief Operating Officer from 2019 through February 2022. Between 2016 and 2019, Mr. Iglesias served as the Chief Executive Officer of the Bank. From 2013 to 2016 Mr. Iglesias was the Bank’s Executive Vice President Chief Lending Officer. Mr. Iglesias has over to 40 years of banking experience. Prior to joining the Bank, he served as President and Chief Executive Officer of JGB Bank, N.A., a bank based in Florida with total assets of approximately $516 million, between 2009 and its sale in 2013 to Sabadell United Bank, N.A. Mr. Iglesias also previously served as the Senior Executive Vice-President of BankUnited, FSB between 2003 and 2009 where he oversaw the commercial, corporate, commercial real estate and small business banking areas and was directly responsible for the day-to-day management of the Commercial Banking division and its lending groups for Miami-Dade, Broward, and Palm Beach Counties. From 1998 through 2003, he served as the Executive Vice President and Chief Lending Officer for the South Florida region of Colonial Bank. Mr. Iglesias also worked for Eastern National Bank and the Bank of Miami where he began his banking career in 1980. Mr. Iglesias is a board member of the Federal Reserve Bank of Atlanta. Mr. Iglesias is the Vice-Chairman of the Doctor’s Hospital Board. Mr. Iglesias holds a Master of Business Administration degree from the University of Miami and a Bachelor of Professional Studies degree, magna cum laude, from Barry University.

Norman S. Edelcup (age 86) was appointed as a director of the Company on March 26, 2020. He was a director of Marquis Bancorp, Inc. from its inception until its merger with the Company. Mr. Edelcup has served on the Board of Social Citizens of South Florida, and its predecessor entities, since January 2015. He served as the Mayor of the City off Sunny Isles Beach, Florida from 2003 to 2014, after serving as Vice Mayor from 2002 to 2003 and Commissioner in 2001. Mr. Edelcup has over 40 years of business experience, having worked in banks and bank service bureaus; as well as in the accounting, manufacturing, electric utility and real estate industries. Mr. Edelcup holds a Bachelor of Science and Bachelor of Business Administration in accounting from Northwestern University.

Hillel Shohet (age 69) was appointed as a director of the Bank on March 26, 2020. He was a director of Marquis Bancorp, Inc. from its inception until its merger with the Company. Mr. Shohet has been the Vice Chairman of the National Bank of New York City since 1982. Since February 2002 Mr. Shohet has been the President of Blenheim Realty, Ltd. a property and hotel ownership and leasing business with projects in Miami, New York, Toronto, and Europe. In addition, since 2018 Mr. Shohet has been the manager of Midtown Hotel Investment, LLC and hotel owner and manager located in Miami. Mr.Shohet is a licensed pharmacist with a BS degree in pharmacy from the Hebrew University of Jerusalem and a degree in pharmacy law from the Sunderland University School of Pharmacy.

Joseph Willett (age 70) since 2002, he has served as a Director of the Marsico Investment Fund and Chair of its Audit Committee, from 1998 to 2002 he was the former Chief Operating Officer of Merrill Lynch Europe, Middle East & Africa,

responsible for the firm's business activities in those regions, including private client, institutional investor, investment banking, securities trading, and asset management. From 1993 to 1998 served as Senior Vice President and Chief Financial Officer of Merrill Lynch & Co., Inc., responsible for the company's audit, controller, tax, credit, investor relations, and treasury functions. From 1975 to 1982 he was Vice President of the Chase Financial Policy Division for Chase Manhattan Bank.

Class III Directors Continuing in Office (terms to expire at the 2023 Annual Meeting)

Jon L. Gorney (age 71) has served as director of the Company and the Bank since 2017. In addition to his Board seat, Mr. Gorney has also served as Chairman of the Bank’s IT & Operations Committee since 2017. In 2021 Mr. Gorney was appointed Chairman of First Commonwealth Financial Corp. and its subsidiary First Commonwealth Bank of Indiana, Pennsylvania. Mr. Gorney’s career spans 37 years in the financial services industry, 35 of which were spent with National City Corporation, or National City. He held numerous roles at National City, including leading the Corporate Operations and Information Services organization for 18 years. In this capacity, Mr. Gorney’s responsibilities included providing corporate-wide leadership for all acquisitions and integrations and overseeing over 6,000 people with an operating budget of approximately $900 million. During his tenure, assets of National City grew substantially requiring significant re-engineering of the technology architecture, infrastructure, and application systems. Between 2004 and 2006, Mr. Gorney also served as Chairman and CEO of National Processing Company, or NPC, which was the second largest publicly traded merchant card processor in the United States, of which National City was a large majority shareholder. Mr. Gorney joined PNC Financial Services (NYSE: PNC) following its acquisition of National City in December 2008 and co-chaired the company-wide integration. Mr. Gorney was a member of the executive and management committees at both National City and PNC ad he retired from PNC in June 2010. Mr. Gorney holds a Bachelor of Science degree in computer science from the University of Dayton. Ryan Gorney, Chief Information Officer/Digital Officer of the Bank, is the son of Mr. Gorney.

Herbert Martens (age 69) has been the non-executive Chairman of the Company and the Bank since February 2022, he has served as a director of the Bank since 2008 and as a director of the Company since its inception in 2014. Since 2006, Mr. Martens has served as Managing Partner of Advent Associates, LLC, a private investment entity. He has more than 30 years of banking and investment experience, most recently serving as President and Chief Executive Officer of National City Bank Florida, in Palm Beach Gardens, Florida until 2006. Prior to that time, he served in various positions, including as Chairman and Chief Executive Officer of NatCity Investments, Executive Vice President of National City’s wealth management businesses and President and Chief Executive Officer of Allegiant Mutual Funds. Mr. Martens also previously served as Executive Vice president of Prescott, Ball & Turben, Inc., an investment banking firm, and Chief Executive Officer of Raffensperger, Hughes, & Company, an investment banking and brokerage firm, President and founder of Reserve Capital Group. Mr. Martens received a B.S. in finance and an M.B.A. from the University of Virginia.

Class III Directors Nominated for Election (term to expire at the 2023 Annual Meeting)

Margaret Blakey (age 62) has served as a director of the Bank and the Company since 2020. Ms. Blakey currently serves as the Executive Vice President for Triple Five, a multi-national real estate development firm headquartered in the U.S. and Canada. Prior to joining Triple Five, Ms. Blakey was a partner and co-founding principal of Canopy Investment Advisors, LLC, an SEC-registered investment manager with a focus on commercial real estate debt investment strategies, a managing director and portfolio manager of Capmark and BNY Mellon/Urdang, a senior member of the Real Estate Investment Banking group at Goldman Sachs, and a Director of Fixed Income at Credit Suisse. Ms. Blakey has more than 30 years of experience in commercial real estate investment banking, investment management, and capital markets. Ms. Blakey holds an M.B.A. from Harvard Business School and a B.A. from Dartmouth College.

Class I Directors Continuing in Office (terms to expire at the 2024 Annual Meeting)

Carlos Garcia (age 50) has served as a director of the Bank and the Company since 2015 and is the designee of BayBoston pursuant to its right to appoint a director under its letter agreement with the Company. He has over 25 years of experience in the financial services industry, in both the private and public sectors. He has served as the Chief Executive Officer of BayBoston Managers LLC since 2014 and the Managing Partner and Founder of the BayBoston family of funds since 2013. He worked for 14 years at Banco Santander serving in various positions, including managing a mid-sized bank, and as a senior ranking executive and board member of Santander Bank, N.A. and Santander Holdings USA, Inc. He was appointed by President Obama to the Financial Oversight and Management Board for Puerto Rico in 2016 and served until 2020. He is the Chairman of CFG Partners, a member of the board of directors of Hyde Square Task Force and a member of the Trustee Advisory Board of Beth Israel Deaconess Medical Center. He graduated with a dual degree from the Wharton School and the College of Arts & Sciences at the University of Pennsylvania..

Dr. Lawrence Schimmel (age 73) was the founding Chairman of the Bank and has served as a director of the Bank since 2008. Dr. Schimmel has been an entrepreneur in the medical-related business field throughout most of his career. Presently, he serves as the Chief Medical Information Officer of Nutex Health and leads Clinigence Health, a healthcare analytics division of the company. Dr. Schimmel has also served as Managing Partner of Allied Health Advisors, LLC from 2012 to 2015. In 1992, Dr. Schimmel co-founded Allied Health Group and Florida Specialty Networks, which grew into a national medical management business overseeing the payment of approximately $450 million in healthcare claims annually and served as President and Chief Executive Officer of each of these companies from their founding until 1998 when they were sold to Magellan Health Services. In 1984, Dr. Schimmel was the founding Chairman of Megabank and served on its board of directors until 1993. Subsequently, Dr. Schimmel served on the board of directors of Executive National Bank from 1994 until 1997. In addition, Dr. Schimmel practiced general and vascular surgery in the Miami community for 17 years. Dr. Schimmel received his B.A. from Rutgers College and his M.D. from New Jersey College of Medicine.

Ava Parker (age 59) has served as a director of the Bank and the Company since 2020. Ms. Parker currently serves as the President of Palm Beach State College in Palm Beach County. Prior to joining Palm Beach State, Ms. Parker was Executive Vice President and Chief Operating Officer at Florida Polytechnic University from 2012 to 2015, served as a former Chair of the Board of Governors for the State University System from 2002 to 2012, where she served as chairwoman from 2010 to 2012, and was a partner with law firm Lawrence & Parker in Jacksonville, Florida from 2001 to 2015. Ms. Parker also sits on the Board of Directors of two New York Stock Exchange traded companies, MasTec an infrastructure construction company which operates mainly in North America and Orchid Island Capital, a specialty finance company with $3 billion in assets, and is a member of the board of the Business Development Board of Palm Beach County and the Economic Council of Palm Beach County. Ms. Parker earned her B.A. and J.D. degrees from the University of Florida.

The Board unanimously recommends that the shareholders vote “FOR” all of the director nominees named in this Proxy Statement.

Corporate Governance

Corporate Governance Guidelines. We are committed to sound corporate governance principles, which are essential to running our business efficiently and maintaining our integrity in the marketplace. Our Board has adopted Corporate Governance Guidelines, which sets forth the framework within which our Board, assisted by the committees of our Board, oversees the affairs of our organization. The Corporate Governance Guidelines address, among other things, the composition and functions of our Board, director independence, compensation of directors, management succession and review, committees of our Board and selection of new directors. Our Corporate Governance Guidelines are available on our website at www.myprobank.com under the “Investor Relations” tab.

Director Qualifications. We believe that our directors should have the highest professional and personal ethics and values. They should have broad experience at the policy-making level in business, government, or banking. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Our Corporate Governance Guidelines restrict directors from serving on more than four other boards of public companies in addition to our Board. We believe their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. When considering potential director candidates, our Board also considers the candidate’s character, judgment, diversity, skill set, specific business background and global or international experience in the context of our needs and those of our Board.

Director Independence. Under the rules of the Nasdaq Stock Market, independent directors must comprise a majority of our Board. The rules of the Nasdaq Stock Market, as well as those of the SEC, impose several other requirements with respect to the independence of our directors. Our Board has evaluated the independence of its members based upon the rules of the Nasdaq Stock Market and the SEC. Applying these standards, our Board has affirmatively determined that Ms. Blakey and Ms. Parker as well as Messrs. Willett, Garcia, Shohet, and Schimmel are “independent directors” under the applicable rules. As non-executive Chairman with no other relationship, directly or indirectly, with the Company other than his directorship, Mr. Martens is also considered independent. We have determined that Mr. Iglesias and Mr. Gorney are not “independent directors” under the applicable rules. Our Board determined that Mr. Iglesias does not qualify as independent directors because he is an executive officer of the Bank. Additionally, Mr. Gorney does not qualify as independent since his son, Ryan L. Gorney, is employed as Chief Information Officer at the Bank.

Leadership Structure. Our Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of our Board, as our Board believes that it is in the best interests of our shareholders to make that determination from time to time based on the position and direction of our Company and the membership of our Board. The Board believes that it is advantageous for the Board to maintain flexibility to determine on a case-by-case basis and, if necessary, change the Board leadership structure in order to meet our needs at any time, based on the individuals then available and the circumstances then presented. During 2021, our Board was led by Daniel R. Sheehan as Chairman and Chief Executive Officer. Following his resignation in February 2022, our Board has been led by Herbert Martens, our non-executive Chairman of the Board.

The Board believes that maintaining Mr. Martens’ as non-executive Chairman of the Board provides the most effective leadership model for our Board and our company at this time. In making this determination, the Board considered among other factors, his lengthy service as a director of the Company, considerable industry experience as an executive, strong leadership skills, as well as his ability to promote communication and to synchronize strategic objectives and activities between our Board and our senior management.

In accordance with our corporate governance guidelines, the Board continues to retain the authority to combine the positions of Chairman and Chief Executive Officer in the future if it determines that doing so is in the best interests of our Company and our shareholders.

Code of Ethics and Business Conduct. Our Board has adopted a Code of Ethics and Business Conduct which applies to all of our directors, officers and employees. This code provides fundamental ethical principles to which these individuals are expected to adhere and will operate as a tool to help our directors, officers and employees understand the high ethical standards required for employment by, or association with, our Company. Our Code of Ethics and Business Conduct, is available on our website at www.myprobank.com under the “Investor Relations” tab. We expect that any amendments to our Code of Ethics and Business Conduct, or any waivers of its requirements, will be disclosed on our website, as well as by any other means required by Nasdaq Stock Market rules.

Risk Management and Oversight. Our Board oversees our risk management process, which is a company-wide approach to risk management that is carried out by our management. Our full Board determines the appropriate risk for us generally, assesses the specific risks faced by us, and reviews the steps taken by management to manage those risks. While our full Board maintains the ultimate oversight responsibility for the risk management process (including oversight of capital adequacy in relation to risk), its committees oversee risk within their respective areas of oversight. Additionally, the Bank Board has several committees, including a Credit Committee, Asset Liability Management Committee, Compliance Committee, IT and Operations Committee, and Risk Committee (which primarily focuses on the Bank’s enterprise risk management) to assist with risk management related to matters within the purview of each committee. Management regularly reports on risks to the relevant committee or the full Board, both at the Bank and Company levels, as appropriate, with additional review or reporting on risks conducted as needed or as requested by our Board and its committees.

Director Compensation

Each of our non-employee directors received a cash fee of $2,500 per month in consideration for service on the Board of Directors of both the Company and the Bank and their respective committees during 2021. Our directors are also entitled to participate in our equity incentive plans, and each non-employee director received an equity award of 3,848 restricted shares in 2022 for service during 2021 (which amount was prorated for those directors appointed during the year), which will vest in equal annual installments over a three-year vesting period. Travel reimbursements are made for those directors that travel more than 50 miles to attend Board or committee meetings. Directors are also entitled to the protection provided by the indemnification and other provisions in our Articles of Incorporation and Bylaws, and as applicable by the articles of incorporation and bylaws of the Bank.

The following table sets forth compensation paid or awarded to each of our directors during 2021 (except for Messers. Iglesias and Sheehan, whose compensation is disclosed under Executive Compensation and who do not receive any additional compensation for his service on the Board).

Name	Fees earned or paid in cash	Stock awards	Total Compensation
Rolando DiGasbarro (1)	$30,000	$62,478	$92,478
Carlos M. Garcia (2)	30,000	62,478	92,478
Jon L. Gorney	30,000	62,478	92,478
Herbert Martens, Jr.	30,000	62,478	92,478
Dr. Lawrence Schimmel	30,000	62,478	92,478
Norman Edelcup	30,000	62,478	92,478
Ava Parker	30,000	62,478	92,478
Margaret Blakey	30,000	62,478	92,478

(1)Mr. DiGasbarro resigned from the Boards of Directors of the Company and the Bank in April 2022.
(2)Mr. Garcia’s cash payments are made on behalf of BayBoston.

PROPOSAL NO. 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Auditors

The Audit Committee expects to appoint Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the 2022 fiscal year. Shareholder ratification of the appointment of EY as our independent auditor is not required by our Bylaws or any other applicable legal requirement. However, the Board is submitting the expected appointment of EY to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the expected appointment of EY the Audit Committee will reconsider whether to retain that firm. Even if the expected appointment of EY is ratified, the Audit Committee at its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in our and our shareholders’ best interests. A representative of EY is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and, if he or she desires, to make a statement.
FEES PAID TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Set below are aggregate fees billed by EY for professional services rendered for the years ended December 31, 2021 and 2020.

Year ended December 31, ($ in thousands)	2021	2020
Audit Fees (1)	$827,300	$—
Audit Related Fees	—	—
Tax Fees	—	—
Total	$827,300	$—
(1) Audit Fees. Audit fees consist of fees associated with the audit of our annual financial statements and internal controls over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

Set below are aggregate fees billed by Crowe LLP for professional services rendered for the year ended December 31, 2021 and 2020. As reported in the Company’s Current Report on Form 8-K filed with the SEC on March 11,2021, the Company dismissed its prior independent registered public accounting firm, Crowe LLP (“Crowe”), and engaged EY.

Year ended December 31, ($ in thousands)	2021	2020
Audit Fees (1)	$75,000	$794,268
Audit Related Fees (2)	0	0
Tax Fees (3)	36,425	70,818
All Other Fees (4)	20,673	85,576
Total	$111,425	$950,662
(1) Audit Fees. Audit fees consist of fees associated with the integrated audit of our annual financial statements and internal controls over financial reporting, review of our quarterly reports on Form 10-Q, and other services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.

(2) Audit-Related Fees. Audit-related fees consist of fees related to audits of the Company’s employee benefit plans.

(3) Tax Fees. Tax fees consist of tax compliance (including the preparation, review and filing of tax returns) and tax audit assistance.

(4) All Other Fees. All other fees consist of fees for services other than the services described in the above three categories, principally comprised of support services.

Consistent with the requirements of the Securities and Exchange Commission (“SEC”) and the Public Company Accounting Oversight Board (“PCAOB”) regarding auditor independence, our Audit Committee has responsibility for appointing, setting compensation, retaining, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm to the Company. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, and case-by-case basis before the independent auditor is engaged to provide each service. All the services provided by EY for the fiscal year ended December 31, 2021, and all services provided by Crowe for the fiscal years ended December 31, 2021, and December 31, 2020, described above were pre-approved by our Audit Committee. Our Audit Committee determined that the rendering of services other than audit services by EY and Crowe was compatible with maintaining their independence as our principal accountant for the relevant periods.

Required Vote

The proposal to ratify the expected appointment of EY as independent registered accounting firm will be approved if the affirmative votes cast by the shareholders present or represented at the Annual Meeting and entitled to vote on the proposal exceed the votes cast in opposition.

The Board unanimously recommends that the shareholders vote “FOR” ratification of the appointment of Ernst & Young as our independent registered accounting firm for the fiscal year ending December 31, 2022.

EXECUTIVE OFFICERS

The following provides certain information about our non-director Executive Officers:

Mary Usategui (age 37) has served as Executive Vice President and Chief Financial Officer of the Bank since April 2014. In April 2022, Ms. Usategui was appointed Chief Financial Officer of the Company. Prior to that, from February 2020 to April 2022, Ms. Usategui was the Chief Accounting Officer of the Company, and from April 2014 to February 2020 she was Secretary of the Company. Ms. Usategui previously served as Vice President and Controller for the Bank from May 2010 until March 2014. Prior to joining the Bank, she served in various roles, including most recently as Senior Financial Officer with Grove Bank and Trust (formerly Coconut Grove Bank) in Miami, Florida from 2003 to 2010. In all, she has over 20 years of banking experience. Ms. Usategui has also served as a member of the Florida Bankers Association BancServ Board. Ms. Usategui is a Florida-licensed Certified Public Accountant and received her Master of Accounting degree from the University of Miami and both her Master of Science in Finance degree and her Bachelor of Business Administration degree in Finance and International Business, from Florida International University.

Ryan L. Gorney (Age 41) has served as Chief Information/Digital Officer of the Bank since 2018 and is responsible for IT, Digital Operations, HR and Marketing. Prior to joining the Bank, he led the digital strategy and execution for KeyBank, an approximately $135 billion financial services company headquartered in Cleveland, Ohio from 2014 to 2016. He was a senior manager at Ernst & Young LLP from 2012 to 2014 and an executive director between 2016 and 2018. Prior to his service at KeyBank and Ernst & Young LLP, Mr. Gorney was a senior manager at Accenture from 2003 to 2012 where he focused on providing advisory services to some of the largest financial services companies across the globe. Mr. Gorney is the son of Jon L. Gorney, a director of the Company. Mr. Gorney received his Bachelor of Science in Business Administration degree from the University of Dayton.

EXECUTIVE COMPENSATION

INTRODUCTION

As an “emerging growth company” as defined in the SEC rules, we are subject to different executive compensation disclosure rules than those that apply to other public companies. Among other things, we are not required to submit our executive compensation programs to an advisory, or “say on pay,” vote, and we are not required to provide a “Compensation Discussion and Analysis” of our executive compensation program. In addition, we are permitted to limit reporting of executive compensation to our principal executive officer and our two other most highly compensated executive officers, which are referred to as our “named executive officers”, or NEOs. This section provides an overview of our executive compensation program, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below. For 2021, our named executive officers, or NEOs, were:

•Daniel R. Sheehan,

•Abel L. Iglesias, and

•Ryan L. Gorney

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the total compensation awarded to, earned by, or paid to the NEOs for the fiscal years ended December 31, calculated in accordance with SEC rules and regulations.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Other (1)	Total
Daniel R. Sheehan	2021	$500,000	$175,000	$679,000	$63,214	$1,417,214
Chief Executive Officer (2)	2020	500,000	100,000	655,000	67,132	1,322,132
	2019	400,000	100,000	655,000	67,132	1,222,132
Abel L. Iglesias	2021	$380,000	$175,000	$194,000	$72,962	$821,962
Chief Executive Officer (3)	2020	380,000	100,000	115,725	62,849	658,574
	2019	352,917	120,000	162,502	58,004	693,423
Ryan L. Gorney	2021	$400,000	$175,000	$194,000	$81,993	$850,993
Chief Information Officer	2020	350,000	75,000	115,725	47,608	588,333
	2019	350,000	50,000	95,000	37,619	532,619

(1) Detailed in the table below.
(2) For the period ended December 31, 2021 Mr. Sheehan was our Chairman and Chief Executive Officer.
(3) For the period ended December 31, 2021 Mr. Iglesias was the President Chief Operation Officer of the Bank. He was appointed Chief Executive Officer of the Company and the Bank in February 2022.

Amounts in the Stock Awards column reflect the grant date fair value of restricted stock awards granted in 2021, in each case computed in accordance with Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”). These restricted stock awards are valued based on the fair value of the underlying common stock on the date of grant. See Note 21 to our 2021 financial statements included in our 2021 Annual Report on Form 10-K regarding assumptions underlying the valuation of these awards.

All Other Compensation

Name	401(k) Match	Auto Allowance	Health & Welfare	Phone Allowance	Total
Daniel R. Sheehan	$11,600	$6,000	$45,614	$—	$63,214

Abel L. Iglesias	11,600	12,000	46,962	2,400	72,962

Ryan L. Gorney	11,600	1,000	69,393	—	81,993

DISCUSSION OF SUMMARY COMPENSATION TABLE

General. We have compensated our NEOs through a combination of base salary, cash bonuses, equity awards and other benefits, including certain perquisites. Each of our NEOs has substantial responsibilities in connection with our day-to-day operations.

Base Salary. Our Compensation Committee reviews the base salaries of our NEOs and recommends that the Board approve each NEO’s base salary. In setting the base salary of each NEO for the period presented above, the Compensation Committee relied on market data provided by our human resources department and survey data from industry resources. In the future, the Compensation Committee may retain one or more consultants (including compensation consultants), legal counsel or other advisors it deems necessary to assist in this process and on such terms as the Compensation Committee deems appropriate, but has not retained any consultants or advisors at this time. Salary levels are typically considered annually as part of our regularly scheduled performance review process and otherwise upon a promotion or other change in job duties or responsibilities.

Cash Bonuses. Our NEOs are also eligible to receive an annual cash bonus as a percentage of base salary based on our achievement of various metrics. Annual incentive awards are intended to recognize and reward those NEOs who contribute meaningfully to our performance for the year. Our Board has discretion to determine whether and in what amounts any such bonuses will be paid in a given year.

Equity Awards. The equity awards referred to in the table above are restricted stock awards under our 2019 Equity Incentive Plan, or 2019 Plan. Under the 2019 Plan, the Compensation Committee has the power to grant incentive stock options, non-qualified stock options, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance shares or share units, cash awards, or other equity-based awards, or any combination of the foregoing. The Compensation Committee may determine the terms and conditions of each award under the 2019 Plan. We believe these equity and equity-linked awards to our executive officers help align the interests of management and our shareholders as well as reward our executive officers for improved Company performance.

Professional Bank 401(k) Plan. Our 401(k) Plan is designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) Plan provides employees the opportunity to save for retirement on a tax-favored basis. Our NEOs may elect to participate in the 401(k) Plan on the same basis as all other employees. We match 100% of our employees’ contribution of the first 3% of salary and 50% of the next 2% of salary (for a total of a 4% match assuming a contribution by an employee of 5% of his or her salary).

Health and Welfare Benefits. Our NEOs are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. The purpose of our employee benefit plans is to help us attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors. The amounts reported in the Summary Compensation Table include imputed income for service fees paid by the Bank related to bank-owned life insurance policies, and premiums for supplemental disability insurance and life insurance.

Perquisites. We provide our NEOs with a limited number of perquisites that we believe are reasonable and consistent with our overall compensation program to enable us to attract and retain superior employees for key positions. Our Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to NEOs. The perquisites received by our NEOs consisted of automobile allowances and reimbursement for mobile telephone and data services.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information with respect to outstanding equity awards for each of our NEOs as of December 31, 2021.

	Option Awards (1)			Share Appreciation Right Unit Awards (2)			Stock Awards
Name	Number of Securities Underlying Unexercised Option Awards Exerciseable	Number of Securities Underlying Unexercised Option Awards Unexerciseable	Option Exercise Price	Number of Securities Underlying Unexercised Units Exercisable	Number of Securities Underlying Unexercised Units Unexercisable	Base Price	Number of Shares That Have Not Vested	Market Value of Shares of Stock That Have Not Vested	Grant Date	Expiration Date
Daniel R. Sheehan	6,000	—	$12.50						1/1/2013	1/1/2023
Daniel R. Sheehan	5,000	—	$12.50						10/1/2013	10/1/2013
Daniel R. Sheehan					10,000	$11.50			10/27/2014	N/A
Daniel R. Sheehan	5,000	—	$13.00						12/31/2014	N/A
Daniel R. Sheehan					40,000				12/31/2015	N/A
Daniel R. Sheehan					125,000				12/20/2016	N/A
Daniel R. Sheehan					75,000				12/31/20/17	N/A
Daniel R. Sheehan					60,000				12/31/2018	N/A
Daniel R. Sheehan							11,667.00	$223,540	12/31/2019	N/A
Daniel R. Sheehan							35,000.00	$670,000	1/4/2021	N/A
Abel L. Iglesias				—	12,000	$12.50			3/1/2013	N/A
Abel L. Iglesias				—	5,000	$11.50			12/31/2014	N/A
Abel L. Iglesias				—	20,000	$11.50			12/31/2015	N/A
Abel L. Iglesias				—	15,000	$12.75			11/15/2016	N/A
Abel L. Iglesias				—	25,000	$15.00			12/31/2017	N/A
Abel L. Iglesias				—	27,500	$18.25			12/31/2018	N/A
Abel L. Iglesias							1,096	$20,999	7/15/2019	N/A
Abel L. Iglesias							2,500	$47,900	12/31/2019	N/A
Abel L. Igleisas							7,500	$143,700	01/04/2021	N/A
Ryan L. Gorney							1,667	$31,940	12/31/2019	N/A
Ryan L. Gorney							7500\	$143,700	01/04/2021	N/A
Ryan L. Gorney							1,100	$21,076	12/01/2021	N/A

(1)All option awards were fully earned and vested as of December 31, 2021.

(2)Share Appreciation Rights vest upon the earlier of 1,825 calendar days of continuous service after the grant date or the occurrence of certain specified, nonperformance-related events, subject to an election by the recipient. Unit appreciation payments are paid at or shortly following certain specified, nonperformance-related events, such as a change in control of the Company, in accordance with the participant’s election. The Share Appreciation Rights do not expire and the Compensation Committee has discretion pay the unit appreciation payments in cash or stock. See “Executive Compensation — 2012 Share Appreciation Rights Plan” and “Executive Compensation — 2014 Share Appreciation Rights Plan.”

Agreements with Named Executive Officers

We, the Bank, or both have entered into employment agreements with our President and Chief Executive Officer of the Bank, Abel L. Iglesias, Chief Financial Officer, Mary Usategui, Chief Information Officer, Ryan L. Gorney, each of which is summarized below as well as a Separation Agreement with our former Chairman and Chief Executive Officer:

Employment Agreement with Abel L. Iglesias

On April 4, 2022, the Bank entered into an employment agreement with Mr. Iglesias pursuant to which he serves as President and Chief Executive Officer of Professional Holding Corp. and the Bank. The agreement provides for a term of three years.

Base Salary; Annual and Long-Term Incentive Compensation. Under the agreement, Mr. Iglesias is entitled to an annual base salary of $450,000 and is eligible to receive such incentive bonuses as may be authorized by the Bank Board from time to time. The Bank paid Mr. Iglesias a grant of restricted stock of Professional Holding Corp. in the amount of 10,000 shares. The Bank also provides reimbursements to Mr. Iglesias for reasonable expenses incurred in connection with his employment, an automobile allowance of $1,000 per month and a mobile phone allowance of $200 per month, and benefits including, but not limited to, medical, dental, disability, and life insurance as well as any other benefits generally provided to the other employees of the Bank, as the Bank Board will determine from time to time to offer.

Payments upon a Change in Control. Mr. Iglesias’ employment agreement provides for a payment in an amount of cash equal to two times his annual compensation, which includes base salary at the time of a change in control plus any cash bonus or incentive earned for the calendar year ended immediately before the change in control occurs. A Change of Control is defined by the employment agreement as a merger or acquisition in which the Company or the Bank is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of the Company or the Bank's common stock.

Payments upon Termination of Employment. Mr. Iglesias’ employment agreement provides for compensation and benefits upon termination. Following Mr. Iglesias’ termination by the Bank without Cause or Mr. Iglesias’ resignation for Good Reason, in each case as defined in his employment agreement, the Bank is obligated to pay Mr. Iglesias, for a period of six months after such termination or resignation, at the base annual salary rate stated in his employment agreement on the date of such termination or resignation (or, if greater, the highest annual salary rate in effect for Mr. Iglesias within the 36-month period prior to such termination or resignation less any amounts owed to the Bank by him).

Following Mr. Iglesias’ termination by the Bank for Cause or as a result of his death or disability, in each case as defined in his employment agreement, the Bank is obligated to pay Mr. Iglesias or his estate, as applicable, any salary, vacation, and bonus amounts accrued and unpaid at the date of termination (less any amounts owed to the Bank by Mr. Iglesias). Following Mr. Iglesias’ resignation for other than Good Reason, the Bank is obligated to pay Mr. Iglesias any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of the 30-day notice period Mr. Iglesias is required to provide the Bank of his intent to resign for other than Good Reason (less any amounts owed to the Bank by Mr. Iglesias).

For the purposes of Mr. Iglesias’s employment agreement, “Good Reason” means:any material breach by the Bank of any provision of this Agreement, or any significant reduction, without the Executive's prior written consent, in the duties, responsibilities, authority or title of the Executive as an officer of the Bank, except for any reduction in duties, responsibilities, authority or title due to (i) the Executive's illness or disability, (ii) an order from any regulatory authority having jurisdiction over any of the Bank Group, (iii) the temporary suspensions (not to exceed 120 days) of the Executive's duties, responsibilities, authority or title pending results of any Board commissioned investigation as to potential Cause for termination of the Executive's employment, (iv) the appointment of market presidents or other positions created by the Bank Group, or (v) the Executive no longer serving as Chief Executive Officer of the Bank provided Executive is appointed Chief Administrative Officer of the Bank on or about that time. Good Reason shall also include requiring the Executive to be permanently based anywhere other than within thirty-five (35) miles of the Executive's current job location.

In all cases, the payment of the foregoing amounts and benefits is contingent upon Mr. Iglesias’ execution and delivery of a general release of all claims within 22 days after the date of termination or resignation.

In addition, Mr. Iglesias’s employment agreement contains customary provisions regarding the confidentiality of Company information he learns in carrying out his responsibilities, noncompetition with the Company for one year after the termination of his employment, and nonsolicitation of Company employees for one year following termination of employment.

The preceding description of Mr. Iglesias’ employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed as Exhibit 10.1 to our Form 8K filed on April 7, 2022.

Employment Agreement with Ryan L. Gorney

On November 28, 2018, the Bank entered into an employment agreement with Mr. Gorney pursuant to which he serves as Chief Digital Officer and Chief Information Officer of the Bank. The employment agreement provides for an initial term of three years.

Annual Base Salary; Annual and Long-Term Incentive Compensation. Under the agreement, Mr. Gorney is entitled to an annual base salary of $350,000 and is eligible to receive such incentive bonuses as may be authorized by the Bank board from time to time. Mr. Gorney will be entitled to participate in the Company’s 2014 Share Appreciation Rights Plan. The Bank also provides reimbursements to Mr. Gorney for reasonable expenses incurred in connection with his employment and benefits including, but not limited to, medical, health, disability, and life insurance as well as any other benefits generally provided to the other employees of the Bank, as the Bank Board will determine from time to time to offer.

Payments upon Termination of Employment. Mr. Gorney’s employment agreement provides for compensation benefits upon termination. Following the Mr. Gorney’s termination by the Bank without Cause or Mr. Gorney’s resignation for Good Reason, in each case as defined in his employment agreement, the Bank will pay Mr. Gorney, for a period which is the longer of  (a)12 months after such termination or resignation or (b) the remainder of the then term of his employment agreement (but, in either case, in no event beyond the date Mr. Gorney commences employment elsewhere), in accordance with the Bank’s payroll policies, his annual base salary as of immediately prior to such termination or resignation, less any amounts owed to the Bank by Mr. Gorney, with such payments to commence on the Bank’s regular payroll payment date next following the 30th day after the date of such termination or resignation (but retroactive to such date). Following Mr. Gorney’s termination by the Bank for Cause or as a result of his death or disability, in each case as defined in his employment agreement, the Bank is obligated to pay Mr. Gorney, or his estate, as applicable any salary, vacation, and bonus amounts accrued and unpaid at the date of such termination (less any amounts owed to the Bank by Mr. Gorney). If Mr. Gorney resigns for other than Good Reason, the Bank is obligated to pay to Mr. Gorney only any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of the ninety-day notice period Mr. Gorney is required to provide the Bank of his intent to resign for other than Good Reason (less any amounts owed to the Bank by Mr. Gorney).

If Mr. Gorney’s termination or resignation occurs within the 12-month period following a Change of Control event (as defined in his employment agreement), (i) the Bank will pay Mr. Gorney, on the Bank’s regular payroll payment date next following the 30th day after such termination or resignation, an amount equal to one times the average base annual salary received by Mr. Gorney during the three-year period prior to such termination or resignation, and (ii) the Bank, at its sole expense, will pay to maintain in full force and effect for the continued benefit of Mr. Gorney and his dependents, if any, or will pay for a period of one year after such termination or resignation, all benefits provided by the Bank in which Mr. Gorney and/or his dependents were participating immediately prior to such termination or resignation at the level in effect and upon substantially the same terms and conditions (including, without limitation, contributions required by Mr. Gorney for such benefits) as existed immediately prior to such termination or resignation (except to the extent that Mr. Gorney and/or his dependents may be ineligible for one or more such benefits under applicable plan terms).

For purposes of Mr. Gorney’s employment agreement, “Good reason” means any material breach by the Bank of any provision of the employment agreement, or any significant reduction, without his prior written consent, in the duties, responsibilities, authority or title as an officer of the Bank, except for any reduction in duties, responsibilities, authority or title due to (i) illness or disability, (ii) an order from any regulatory authority having jurisdiction over any of the Company or Bank, (iii) temporary suspension of duties, responsibilities, authority or title pending results of any Board commissioned investigation as to a potential Cause for termination of employment, or (iv) the appointment of other positions created by the Company or Bank. “Cause” means (i) the willful failure to comply with obligations under the employment agreement or the material written policies of the Company or Bank, or to perform the duties assigned; (ii) engaging in fraud, deceit, personal dishonesty, or breach of a fiduciary duty that has or would have adversely affected the business of the Company or Bank; (iii) violation of any banking law, regulation, or regulatory order or other agreement with any banking agency having jurisdiction over the Bank; (iv) engaging in habitual abuse of alcohol or controlled substance or reporting to work under the influence of alcohol or controlled substance; (v) filing a petition for bankruptcy, whether voluntarily or involuntarily; (vi) conviction or entering into a plea of nolo contendere with respect to a felony or crime involving moral turpitude; (vii) engaging in unlawful harassment of employees or customers; (viii) engaging in activity that exposes the Company or Bank to criminal liability; or (ix) materially breaching the employment agreement.

In all cases, the payment of the foregoing amounts and benefits is contingent upon Mr. Gorney’s execution and delivery of a general release of all claims within 22 days after the date of termination or resignation.

In addition, Mr. Gorney’s employment agreement contains customary provisions regarding the confidentiality of Company information he learns in carrying out his responsibilities, noncompetition with the Company for one year after the termination of his employment, and nonsolicitation of Company employees for one year following termination of employment.

Payments upon a Change in Control. Mr. Gorney’s employment agreement was amended in April 2022 to provide for a payment in an amount of cash equal to two times his annual compensation, which includes base salary at the time of a change in control plus any cash bonus or incentive earned for the calendar year ended immediately before the change in control occurs. A Change of Control is defined by the employment agreement as a merger or acquisition in which the Company or the Bank is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of the Company or the Bank's common stock.

The preceding description of Mr. Gorney’s employment agreement is qualified in its entirety by reference to the text of the employment agreement and amendment, which were filed as Exhibits 10.2 to our Form 8k filed December 3, 2021 and 10.3 to our Form 8k filed April 7, 2022.

Employment Agreement with Mary Usategui

On April 4, 2022, the Bank entered into an employment agreement with Ms. Usategui pursuant to which she serves as Executive Vice President and Chief Executive Officer of Professional Holding Corp. and the Bank. The agreement provides for a term of three years.

Base Salary; Annual and Long-Term Incentive Compensation. Under the agreement, Ms. Usategui is entitled to an annual base salary of $350,000 and is eligible to receive such incentive bonuses as may be authorized by the Bank Board from time to time. The Bank paid Ms. a grant of restricted stock of Professional Holding Corp. in the amount of 5,000 shares. The Bank also provides reimbursements to Ms. Usategui for reasonable expenses incurred in connection with her employment, an automobile allowance of $1,000 per month and a mobile phone allowance of $1,000 per month, and benefits including, but not limited to, medical, dental, disability, and life insurance as well as any other benefits generally provided to the other employees of the Bank, as the Bank Board will determine from time to time to offer.

Payments upon a Change in Control. Ms. Usategui’s. employment agreement provides for a payment in an amount of cash equal to two times her annual compensation, which includes base salary at the time of a change in control plus any cash bonus or incentive earned for the calendar year ended immediately before the change in control occurs. A Change of Control is defined by the employment agreement as a merger or acquisition in which the Company or the Bank is not the surviving entity, or the acquisition by any individual or group of beneficial ownership of more than 50% of the outstanding shares of the Company or the Bank's common stock.

Payments upon Termination of Employment. Ms. Usategui’s employment agreement provides for compensation and benefits upon termination. Following Ms. Usategui’s termination by the Bank without Cause or Ms. Usategui’s resignation for Good Reason, in each case as defined in her employment agreement, the Bank is obligated to pay Ms. Usategui, for a period of six months after such termination or resignation, at the base annual salary rate stated in her employment agreement on the date of such termination or resignation (or, if greater, the highest annual salary rate in effect for Ms. Usategui within the 36-month period prior to such termination or resignation less any amounts owed to the Bank by her).

Following Ms. Usategui’s termination by the Bank for Cause or as a result of her death or disability, in each case as defined in her employment agreement, the Bank is obligated to pay Ms. Usategui or her estate, as applicable, any salary, vacation, and bonus amounts accrued and unpaid at the date of termination (less any amounts owed to the Bank by Ms. Usategui). Following Ms. Usategui’s resignation for other than Good Reason, the Bank is obligated to pay Ms. Usategui any salary, vacation, and bonus amounts that would have been accrued and unpaid through the end of the 30-day notice period Ms. Usategui is required to provide the Bank of her intent to resign for other than Good Reason (less any amounts owed to the Bank by Ms. Usategui).

For the purposes of Mr. Usategui’s employment agreement, “Good Reason” means: (i) any material breach by the Company or Bank of any provision the employment agreement, or any significant reduction, without her prior written consent, in the duties, responsibilities, authority or title as an officer, except for any reduction in duties, responsibilities, authority or title due to illness or disability, an order from any regulatory authority having jurisdiction over the Company or Bank, temporary suspensions due to a Board investigation, the appointment of market presidents or other positions created by the Company or Bank, or Ms. Usategui no longer serving as Chief Financial Officer of the Bank; or (ii) a change in work location by greater than 35 miles. For the purposes of Ms. Usategui’s employment agreement. “Cause” means: (i) the failure to comply with obligations under the employment agreement or the material written policies of the Company or Bank, or to perform the duties assigned; (ii) engaging in fraud, deceit, personal dishonesty, or breach of a fiduciary duty that has or would have adversely affected the business of the Company or Bank; (iii) violation of any law, regulation, or regulatory order; (iv) becoming subject to continuing intemperance in the use of alcohol or drugs that adversely affects the business or reputation of the Company or Bank; (v) filing a petition for bankruptcy, whether voluntarily or involuntarily; (vi) conviction or entering into a plea of nolo contendere with respect to a felony or crime involving moral turpitude; (vii) engaging in unlawful harassment; (viii) engaging in activity that exposes the Company or Bank to criminal liability; or (ix) materially breaching the employment agreement.

In all cases, the payment of the foregoing amounts and benefits is contingent upon Ms. Usategui’s execution and delivery of a general release of all claims within 22 days after the date of termination or resignation.

In addition, Ms. Usategui’s employment agreement contains customary provisions regarding the confidentiality of Company information she learns in carrying out her responsibilities, noncompetition with the Company for one year after the termination of her employment, and nonsolicitation of Company employees for one year following termination of employment.

The preceding description of Ms. Usategui’s employment agreement is qualified in its entirety by reference to the text of the employment agreement, which is filed as Exhibit 10.2 to our Form 8K filed on April 7, 2022.

Separation Agreement with Daniel R. Sheehan

On February 22, 2022, Mr. Sheehan resigned his positions with the Company and the Bank. Following his resignation, he entered into a Separation Agreement with the Company providing for his receipt of the following. Capitalized Terms have the meanings ascribed to them in Mr. Sheehan’s Employment Agreement with the Company, dated December 1, 2021 (the “Employment Agreement”).

•a separation allowance, payable in equal installments over an 18-month period following his resignation, equal to twice the sum of (i) his Annual Base Salary and (ii) his Target Bonus;

•any unpaid Annual Bonus earned in respect of 2021, to be paid in a lump sum following his resignation;

•a prorated Annual Bonus in respect of 2022;

•the payment of Mr. Sheehan’s costs for continuation of the medical, dental, vision, disability, and life insurance programs provided under the Employment Agreement for a period of 18 months following his resignation or, if earlier, his eligibility for comparable coverage by a subsequent employer; and

•the vesting in full of all SARs, Stock Options, and Restricted Stock outstanding at the date of his resignation, with the vesting of any performance-based awards to be determined based upon performance as of the last practicable date prior to his resignation.

These payments and benefits are substantially the same as those to which he would have been entitled in the event of the termination of his employment without cause under the Employment Agreement.

The Separation Agreement contains customary provisions regarding confidentiality and mutual non-disparagement and also provides that Mr. Sheehan remains subject to his ongoing obligations under the Employment Agreement, including noncompetition, nonsolicitation, and noninterference.

The preceding description of the Separation Agreement is a summary of its material terms, does not purport to be complete, and is qualified in its entirety by reference to the text of the Separation Agreement, which is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021and incorporated herein by reference.

BENEFICIAL OWNERS

The following table sets forth information as of April 1, 2022, regarding the beneficial ownership of our common stock by:

●	each person or group known by us to beneficially owns more than 5% of our outstanding shares of common stock;

●	each of our NEOs;

●	each of our directors; and

●	all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting of securities, or to dispose or direct the disposition of securities, or has the right to acquire such powers within 60 days through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement or (iv) the automatic termination of a trust, discretionary account or similar arrangement. For purposes of calculating each person’s percentage ownership, common stock issuable pursuant to stock options that are currently exercisable or will become exercisable within 60 days are included as outstanding and beneficially owned for that person or group, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each person identified in the table has sole voting and investment power over all of the shares shown opposite such person’s name.

The percentage of beneficial ownership is based on 13,665,801 shares of our Class A Common Stock outstanding as of April 1, 2022.

Unless otherwise indicated in the table below, the address for each beneficial owner is c/o Professional Holding Corp., 396 Alhambra Circle, Suite 255, Coral Gables, Florida 33134.

Name of Beneficial Owner	Amount and Nature of		Percentage of
Directors and Executive Officers	Beneficial Ownership		Outstanding Shares
Margaret Blakey	4,874	(1)	*
Norman Edelcup	164,447	(2)	1.2%
Carlos M. Garcia	428,643	(3)	3.1%
Jon L. Gorney	19,287	(4)	*
Ryan L. Gorney	29,144	(5)	*
Abel L. Iglesias	26,805	(6)	*
Hebert Martens	70,760	(7)	*
Ava Parker	4,874	(8)
Dr. Lawrence Schimmel, M.D.	63,037	(9)	*
Mary Usategui	25,890	(10)	*
Joseph Willett	—	(11)	*

All directors and executive officers as a group (11 persons)	837,761		6.1%

Name of Beneficial Owner	Amount and Nature of		Percentage of
Certain Beneficial Owners	Beneficial Ownership		Outstanding Shares
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	1,842,360	(12)	13%
Endeavour Capital Advisors, Inc. 410 Greenwich Avenue Greenwich, CT 06830	1,061,608	(13)	8.2%
EJF Capital 2107 Wilson Blvd., Suite 240 Arlington, VA 22201	888,224	(14)	6.2%
FMR LLC 245 Summer Street Boston, MA 02210	733,912.00	(15)	5.4%
* Less than 1%

(1)	Includes 1,026 shares of restricted Class A Common Stock.
(2)	Includes 72,904 exercisable stock options and 5,900 shares of restricted Class A Common Stock.
(3)	Includes 417,111 shares of Class A Common Stock beneficially owned by BayBoston Capital, L.P. for which Mr. Garcia shares voting and investment power. Shares beneficially owned by Mr. Garcia are also reported as beneficially owned by BayBoston Capital, L.P. Also includes 7,954 shares of restricted Class A Common Stock.
(4)	Includes 7,954 shares of restricted Class A Common Stock.
(5)	Includes 9,242 shares of restricted Class A Common Stock.
(6)	Includes 4,560 shares of Class A Common Stock owned jointly with his wife and 15,075 shares of restricted Class A Common.
(7)	Includes 5,000 exercisable options, 57,806 shares of Class A Common Stock beneficially owned by the Herbert R. Martens Trust for which Mr. Martens serves as trustee, and 7,954 shares of restricted Class A Common Stock.
(8)	Includes 1,026 shares of restricted Class A Common Stock.
(9)	Includes 4,500 exercisable options, 30,000 shares of Class A Common Stock owned by the Larry Schimmel IRA, and 7,954 shares of restricted Class A Common Stock.
(10)	Includes 17,525 shares of restricted Class A Common Stock.
(11)	Mr, Willett was appointed to the Board in April 2022.
(12)	Based solely upon a Schedule 13G/A filed by T. Rowe Price Associates, Inc. (“T. Rowe”) with the SEC on February 14, 2022, T. Rowe is the beneficial owner of 1,790,774 shares of Class A Common Stock and has sole power to vote 434,123 shares of Class A Common Stock, and sole dispositive power over 1,790,774 shares of Class A Common Stock.
(13)	Based solely upon a Schedule 13G/A filed by Endeavor Capital Advisors Inc. (“Endeavor”) with the SEC on February 14, 2022, Endeavor is the beneficial owner of 1,115,623 shares of Class A Common Stock and has shared voting power over 1,115,623 shares of Class A Common Stock, and shared dispositive power over 1,115,623 shares of Class A Common Stock.
(14)	Based solely upon a Schedule 13G/A filed by EJF Capital LLC (“EJF”) with the SEC on February 11, 2022, EJF is the beneficial owner of 888,224 shares of Class A Common Stock and has shared voting power over 888,224 shares of Class A Common Stock, and shared dispositive power over 888,224 shares of Class A Common Stock.
(15)	Based solely upon a Schedule 13G filed by FMR LLC (“FMR”) with the SEC on February 9, 2022, FMR is the beneficial owner of 733,913 shares of Class A Common Stock with shared dispositive power over 733,912 shares of Class A Common Stock.

BOARD MEETINGS AND COMMITTEES

Board Meeting Attendance

Our Board of Directors held eleven meetings during the year ended December 31, 2021. All but one the directors attended 100% of the Board of Directors meetings and all of our directors attended at least 75% of the total number of meetings of the Board of Directors or committees on which they serve. Directors are encouraged to attend annual meetings of shareholders, and all but one of the eight individuals serving as directors attended the 2021 Annual Meeting of Shareholders.

Standing Committees

Our Board has established the following standing committees in connection with the discharge of its responsibilities: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

Audit Committee

The audit committee held seven meetings during the year ended December 31, 2021. The members of our Audit Committee are Messrs. Willett (Chairman), Edelcup, Martens, Dr. Schimmel, Ms. Parker, and Ms. Blakey. Mr. DiGasbarro served as Audit Commitee Chairman in 2021 and until his resignation in April 2022.

Our Board has evaluated the independence of each of the members of our Audit Committee and has affirmatively determined that (1) each of the members of our Audit Committee is an “independent director” under Nasdaq Stock Market rules, (2) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service, and (3) each of the members has the ability to read and understand fundamental financial statements. In addition, our Board has determined that Mr. Willett has the financial sophistication required by the rules of the Nasdaq Stock Market due to his experience and background and that he qualifies as a “audit committee financial expert” under the rules and regulations of the SEC.

The Audit Committee assists our Board in its oversight of the integrity of our financial statements, the management of our independent auditor that audits and reports on our consolidated financial statements, the performance of our internal audit function, the review of reports of bank regulatory agencies, monitoring management’s compliance with the recommendations contained in those reports and our compliance with legal and regulatory requirements related to our financial statements and reporting. Among other things, our Audit Committee has responsibility for:

●	selecting and reviewing the performance of our independent auditor, setting the independent auditor’s compensation and approving, in advance, all audit services;

●	pre-approving all permitted non-audit services to be performed by our independent auditor;

●	reviewing reports from the independent auditor regarding its internal quality control procedures and any material issues raised by the most recent internal quality-control review or peer review or by governmental or professional authorities, and any steps taken to deal with such issues;

●	reviewing the independence of our independent auditor and monitoring audit partner rotation and independent auditor rotation in accordance with applicable laws, rules and regulations;

●	reviewing our policies and procedures, and keeping our independent auditor informed of, relationships and transactions with related parties and reviewing and discussing internally and with our independent auditor identification of, accounting for, and disclosure of such relationships and transactions;

●	reviewing with our independent auditor (a) the auditor’s responsibilities under generally accepted auditing standards and the responsibilities of management in the audit process; (b) the overall audit strategy and the scope and timing of our annual audit; (c) any problems or difficulties encountered in the course of the audit work, and management’s response; (d) any questions, comments or suggestions the independent auditor may have relating to our internal controls, accounting practices and related procedures, and the independent auditor’s evaluation of the adequacy of the two-way communication between the independent auditor and the Audit Committee; (e) any significant risks identified during the independent auditor’ risk assessment procedures; and (f) when completed, the results, including significant findings, of the annual audit;

●	resolving any disagreements between the independent auditor and management;

●	reviewing with our independent auditor all critical accounting policies and practices to be used in the annual audit, alternative treatments of financial information within GAAP and the ramifications of such alternative treatment, and material written communications between our independent auditor and management;

●	reviewing the procedures for implementing accepted recommendations made by our independent auditor;

●	reviewing with our independent auditor and management the adequacy and effectiveness of our systems of internal controls under AICPA standards for FDICA, accounting practices, and disclosure controls and procedures and current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate;

●	reviewing with management and our independent auditor our annual and quarterly financial statements;

●	reviewing and discussing with our independent auditor any other matters required to be discussed under PCAOB rules;

●	recommending to our Board, based on review and discussion with the Company’s independent auditor, whether the financial statements should be included in our annual report on Form 10-K, and produce the audit committee report required to be included in our annual proxy statement;

●	reviewing earnings press releases, as well as our policies with respect to earnings press releases, financial information and earnings guidance provided to analysts and rating agencies;

●	reviewing compliance by our Chief Executive Officer and Chief Financial Officer with applicable certification requirements;

●	discussing our policies with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to us, and relevant major legislative and regulatory developments that could materially impact our contingent liabilities and risks;

●	engaging in such review and discussion as appropriate regarding bank regulatory examination reports or other regulatory reports and filings and other legal, regulatory or other matters;

●	developing and recommending to our Board for approval a code of conduct and ethics (and any changes thereto), monitoring compliance with such code, investigating any alleged violations of such code, enforce the provisions of such code;

●	establishing and overseeing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls and auditing matters, as well as for the confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

●	establishing policies for the hiring of employees and former employees of our independent auditor; and

●	conducting an annual performance evaluation of the Audit Committee, annually reviewing the Audit Committee Charter, and recommending changes to our Board.

Compensation Committee

The compensation committee held three meetings during the year ended December 31, 2021. The members of our Compensation Committee are Messrs. Martens (Chairman), Garcia, and Dr. Schimmel. Our Board has evaluated the independence of each of the members of our Compensation Committee and has affirmatively determined that each of the members of our Compensation Committee meets the definition of an “independent director” under Nasdaq Stock Market rules.

Our Board has also determined that each of the members of the Compensation Committee qualifies as a “nonemployee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. None of the members of our Compensation Committee was, during 2021, an officer or employee of the Company, or was formerly an officer of the Company. There were no transactions in 2021 between the Company and any directors who served as Compensation Committee members for any part of 2021 that would require disclosure by us under SEC rules requiring disclosure of certain relationships and related party transactions. During 2021, none of our executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, and none of our executive officers served as a member of the compensation committee of another entity, whose executive officers served as a member of our Board.

The Compensation Committee assists our Board in its oversight of our overall compensation structure, policies and programs and assessing whether such structure meets our corporate objectives. The Compensation Committee also reviews and oversees the compensation determinations of our NEOs as well as the administration of our compensation and benefit plans. Among other things, our Compensation Committee has responsibility for:

●	reviewing and approving our overall compensation philosophy and overseeing the administration of related compensation and benefit programs, policies and practices;

●	reviewing and approving our peer companies and data sources for purposes of evaluating compensation competitiveness and establishing the appropriate competitive positioning of the levels and mix of compensation elements;

●	annually reviewing and approving the corporate goals and objectives relevant to the compensation of the CEO, evaluating the CEO’s performance in light of these goals and objectives, and approving the CEO’s base salary, short-term incentive compensation, and long-term incentive compensation based on this evaluation;

●	annually reviewing and approving the corporate goals and objectives relevant to the compensation of executive officers other than the CEO, evaluate each such executive officer’s performance in light of these goals and objectives and the CEO’s recommendations concerning such executive officers, and recommending that our Board approve each such executive officer’s base salary, short-term incentive compensation, and long-term incentive compensation based on this evaluation;

●	annually evaluating director compensation where appropriate or required, recommending to our Board the appropriate level of director compensation, including compensation for service as a member or chair of a Board committee;

●	reviewing and where appropriate or required recommending to our Board incentive compensation plans and equity-based plans for executive officers and other employees, and where appropriate or required, recommending that such plans be submitted for approval by our shareholders;

●	administering our equity-based and other compensation plans in accordance with their terms, including granting equity and other awards under such plans;

●	in connection with our proxy statement or annual report on Form 10-K, if we include a Compensation Discussion and Analysis, or CD&A, upon the advice of counsel (a) reviewing and discussing with management such CD&A and any related executive compensation information, (b) recommending whether the CD&A and related executive compensation information should be included in the proxy statement or annual report on Form 10-K, and (c) to the extent required by applicable law or regulation, producing the compensation committee report on executive officer compensation;

●	reviewing and recommending to our Board any employment agreements and any severance arrangements or plans for the CEO and other executive officers, including the ability to adopt, amend and terminate such agreements, arrangements or plans;

●	determining stock ownership guidelines for directors, the CEO and other executive officers and monitor compliance with such guidelines;

●	reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk;

●	if required, reviewing and recommending to our Board for approval the frequency with which we will conduct a shareholder advisory vote on executive compensation, taking into account the results of the most recent vote on frequency of such votes (if such vote was held by the Company), and reviewing and approving the proposals regarding the shareholder advisory vote on executive compensation and the frequency of such vote to be included in the Company’s proxy statement;

●	conducting an annual performance evaluation of the Compensation Committee, annually reviewing the Compensation Committee Charter, and recommend changes to our Board; and

●	performing such other duties and carrying out such other responsibilities as are consistent with the Compensation Committee Charter or are delegated by our Board.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held one meeting during the year ended December 31, 2021.

The members of our Nominating and Corporate Governance Committee are Messrs. Garcia, Martens, Dr. Schimmel (Chairman) and Ms. Parker. Our Board has evaluated the independence of each of the members of our Nominating and Corporate Governance Committee and has affirmatively determined that each of the members of our Nominating and Corporate Governance Committee meets the definition of an “independent director” under Nasdaq Stock Market rules.

The Nominating and Corporate Governance Committee assists our Board in its oversight of identifying and recommending persons to be nominated for election as directors and to fill any vacancies on the board of the Company and each of our subsidiaries, monitoring the composition and functioning of the standing committees of the board of the Company and each of our subsidiaries, developing, reviewing and monitoring the corporate governance policies and practices of the Company.

Among other things, our Nominating and Corporate Governance Committee is responsible for:

●	determining the desired qualifications, qualities, skills, and other attributes of directors and develop, and recommend to our Board for its approval, criteria to be considered in selecting nominees for election as directors;

●	identifying and evaluating individuals to be considered for election as directors, including individuals recommended by our shareholders;

●	recommending to our Board the individuals to stand for election as directors at the annual meetings of shareholders or to fill any vacancies on our Board;

●	overseeing and monitoring the development by management of an orientation program for new directors and a continuing education program for current directors;

●	developing, recommending to our Board, and administering corporate governance guidelines and reviewing these guidelines at least annually and recommending any changes to our Board;

●	overseeing our corporate governance documents, policies, practices and procedures and reviewing and recommending to our Board for approval any changes to such documents, policies, practices and procedures;

●	developing a process for an annual evaluation of our Board and its committees and overseeing the conduct of each annual evaluation;

●	reviewing our Board’s committee structure and composition and making recommendations to our Board regarding the designation of committees and appointment of directors to serve as members and the chair of each committee annually;

●	overseeing the periodic assessment of our directors’ and officers’ liability and other insurance coverage for directors and officers;

●	reviewing all shareholder proposals and, after consultation with other Board committees that may have expertise or responsibility for the subject matter of such proposals, recommending to our Board appropriate action on each such proposal; and

●	performing such other duties and carrying out such other responsibilities as are consistent with the Nominating and Governance Committee Charter or are delegated by our Board.

In carrying out its functions, the Nominating and Corporate Governance Committee develops, and recommends to the Board for its approval, qualification criteria for all potential nominees for election, including incumbent directors, Board nominees and shareholder nominees to be included in the Company’s future proxy statements.

The Nominating and Corporate Governance Committee also evaluates potential nominees for our Board to determine if they have any conflicts of interest that may interfere with their ability to serve as effective Board members and to determine whether they are “independent” in accordance with applicable SEC and Nasdaq Stock Market rules (to ensure that, at all times, at least a majority of our directors are independent). Although we do not have a separate diversity policy, the Nominating and Corporate Governance Committee may consider the diversity of the Company’s directors and nominees in terms of knowledge, experience, skills, expertise and other factors that may contribute to the effectiveness of our Board.

Prior to recommending an existing director for re-election to our Board, the Nominating and Corporate Governance Committee may consider and review the following attributes with respect to each sitting director:

●	attendance and performance at meetings of our Board and the committees on which such director serves;

●	length of service on our Board;

●	experience, skills and contributions that the sitting director brings to our Board;

●	independence and any conflicts of interest; and

●	any significant change in the director’s status, including with respect to the attributes considered for initial membership our Board.

OTHER MATTERS

ANNUAL REPORT

We will make available copies of our annual report for the year ended December 31, 2021, on our website at https://proholdco.com and at the Annual Meeting.

ELECTRONIC DELIVERY OF PROXY MATERIALS

This proxy statement and our 2021 Annual Report to Shareholders are available on our website at https://proholdco.com. If you would like to help reduce the environmental impact of our annual meetings and our costs of printing and mailing future materials, you can agree to access these documents in the future over the Internet rather than receiving printed copies in the mail. For your convenience, you may find links to sign up for electronic delivery for shareholders of record at https:proholdco.com, and beneficial owners through your broker. Once you sign up, you will continue to receive proxy materials electronically until you revoke this preference.

SHAREHOLDERS PROPOSALS FOR 2023

Shareholders of the Company who wish to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Proxy Statement for the Company’s 2023 Annual Meeting must submit them on or before December 30, 2022 to the Corporate Secretary and must otherwise comply with the requirements of Rule 14a-8.

The Company’s Bylaws also establish an advance notice procedure for other proposals or director nominations that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an Annual Meeting. Under these procedures:

With respect to nominations for election to the Board of Directors, a shareholder must deliver a notice containing certain information, as set forth in the Bylaws, to the Company’s Corporate Secretary not later than the close of business on the 120th day nor earlier than the close of business on the 180th day prior to the first anniversary of the prior year’s meeting. Assuming the 2023 Annual Meeting is held according to this year’s schedule, the notice containing such nominations must be delivered on or prior to the close of business on December 30, 2022, but no earlier than the close of business on October 31, 2022. However, if the Company holds the 2023 Annual Meeting on a date that is more than 30 days earlier than such anniversary date, the notice must be delivered no later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is given to shareholders or made public, whichever is first.

With respect to proposals other than the nominations for election to the Board of Directors, a shareholder must deliver a notice containing certain information, as set forth in the Bylaws, to the Company’s Corporate Secretary not later than the close of business on the 120th day prior to the first anniversary of the date that the Company’s proxy statement was released to its shareholders in connection with the 2022 Annual Meeting. Assuming the 2023 Annual Meeting is held according to this year’s schedule, the notice containing such business must be delivered on or prior to the close of business on December 30, 2022. However, if the Company holds the 2023 Annual Meeting on a date that is more than 30 days earlier than the first anniversary of the 2022 Annual Meeting, the notice must be delivered no later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is given to shareholders or made public, whichever is first.

DELINQUENT SECTION 16(a) REPORTS

Directors, executive officers, and beneficial owners of more than ten percent of our common stock are required by Section 16(a) of the Exchange Act to file reports with the SEC detailing their beneficial ownership of our common stock and other equity securities and reporting changes in such beneficial ownership. We are required to disclose any late filings of such reports. We believe that these persons have complied with all applicable filing requirements during the years ended December 31, 2021, except that due to an administrative error, a Form 4 for each of Dr. Schimmel and Mr. Garcia were filed late. Except for the foregoing, to our knowledge, based solely on our review of copies of reports furnished to us and written representations by the persons required to file these reports that no reports were required, all other Section 16(a) filing requirements during 2021 were complied with on a timely basis.

Transactions with Related Parties

The Company also has a written Related Party Transaction Policy pursuant to which the Corporate Governance and Nominating Committee conducts a review and provides oversight over all related party transactions for potential conflict of interest situations. A related party transaction is generally any transaction in which the Company or its subsidiaries is or will be a participant, in which the amount involved exceeds $120,000, and a director (or nominee), executive officer, immediate family member, or any beneficial owner of more than 5% of our common stock, has or will have a direct or indirect material interest.

In the ordinary course of its business, the Bank makes loans to our Directors, Officers and Associates. These loans are subject to limitations and restrictions under federal banking laws and regulations and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank. These loans do not involve more than the normal risk of collectability or present other unfavorable features to the Bank. In 2021, management concluded that the transactions between the Bank and its related persons involved normal credit risk to the Company and did not include any unfavorable features to the Company. Any related party loans exceeding $500,000 require review and approval by the Board of Directors. During 2021, there were three Commercial Real Estate Loans for $4.7 million and two PPP transactions totaling $0.4 million to directors, which were reviewed and approved by the Board of Directors.

SHAREHOLDERS SHARING THE SAME ADDRESS

Shareholders of record who have the same address and last name will receive only one set of Proxy Materials, unless one or more of these shareholders notifies our transfer agent that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. If you wish to receive your own copy of these materials, you may contact our transfer agent, Computershare, in writing, by telephone, or on the Internet:

Computershare
P.O. Box 505000
Louisville, KY 40233-5000
(866) 595-6048
www.computershare.com

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Proxy Materials, or if you hold shares in more than one account, and in either case you wish to receive only a single copy of our Proxy Materials for your household, please contact our transfer agent as indicated above. Beneficial owners can request information about householding from their banks, brokers, or other holders of record.

Shareholder Communications

Shareholders or other interested parties may contact any individual director by writing to them in care our Secretary, Professional Holding Corp., 5100 PGA Boulevard, Suite 101, Palm Beach Gardens, Florida 33418. This centralized process assists the Board in reviewing and responding to shareholder communications in an appropriate manner. The Corporate Secretary will forward such correspondence only to the intended recipient(s). Communications relating to accounting, audit matters, or internal controls will also be referred to the Audit Committee. Prior to forwarding any correspondence, the Corporate Secretary will review such correspondence, and, in his discretion, not forward correspondence deemed to be of a commercial nature or relating to an improper or irrelevant topic. The Secretary also will attempt to handle the inquiry directly, for example, when it is a request for information about the Company or it is a stock-related matter.

Professional Holding Corp

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2022 Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposal 2.

	For	Withhold
01. Abel Iglesias	☐	☐
02. Hillel Shohet	☐	☐
03. Norman Edelcup	☐	☐
04. Joseph Willett	☐	☐

Elect one Class III director nominee to the Board of Directors:

	For	Withhold
01. Margaret Blakey	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

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2022 Annual Meeting

2022 Annual Meeting of Professional Holding Corp. Shareholders

Wednesday, May 25, 2022 at 10:00 A.M. Eastern Time

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Professional Holding Corp.

Notice of 2022 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — Wednesday, May 25, 2022.

Abel Iglesias and Mary Usategui, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Professional Holding Corp. to be held on Wednesday, May 25, 2022.

Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR item 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

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